Exhibit 99.1

Global Medical REIT Announces Second Quarter 2021 Financial Results

Completes $140 Million of Acquisitions Year-to-Date

Raises $51 Million of Common Equity During the Second Quarter and $201 Million Year-to-Date

Bethesda, MD – August 3, 2021 -- (BUSINESS WIRE) -- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share, today announced financial results for the three and six months ended June 30, 2021 and other data.

Second Quarter 2021 Highlights

•	Net income attributable to common stockholders was $2.6 million, or $0.04 per diluted share, as compared to $0.2 million, or $0.00 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $0.22 per share and unit, as compared to $0.19 per share and unit in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $0.23 per share and unit, as compared to $0.21 per share and unit in the comparable prior year period.
•	Increased total revenue 28.1% year-over-year to $28.3 million, primarily driven by the Company’s acquisition activity.
•	Completed seven acquisitions for an aggregate purchase price of $71 million and a weighted average cap rate of 7.2%.
•	Generated approximately $51 million in gross proceeds from “at-the-market” (“ATM”) equity offerings at an average price of $15.27 per share, maintaining leverage at 41% as of June 30, 2021.
•	As previously announced, on May 3, 2021, amended and restated credit facility to expand capacity, reduce credit spreads, convert to unsecured, and extend maturity.

Six Month and Other 2021 Highlights

•	Net income attributable to common stockholders was $4.3 million, or $0.08 per diluted share, as compared to $1.5 million, or $0.03 per diluted share, in the comparable prior year period.
•	FFO of $0.44 per share and unit, as compared to $0.38 per share and unit in the comparable prior year period.
•	AFFO of $0.47 per share and unit, as compared to $0.41 per share and unit in the comparable prior year period.
•	Increased total revenue 27.2% year-over-year to $55.6 million, primarily driven by the Company’s acquisition activity.
•	Completed 11 acquisitions through June 30, 2021, for an aggregate purchase price of $113.8 million at a weighted average cap rate of 7.4%. Subsequent to quarter end, completed an additional two acquisitions for an aggregate purchase price of $26.2 million at a weighted average cap rate of 7.4%.
•	Through June 30, 2021, generated approximately $201 million in gross proceeds from equity offerings.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “Our strong performance in the first half of the year can be attributed to the focused efforts and hard work of our team. During the quarter, we produced 28% revenue growth year-over-year, with the portfolio 99% occupied, and a Rent Coverage Ratio of 4.4x. Additionally, during the quarter we amended our credit facility, both increasing available capacity and improving our cost of capital, providing significant liquidity to support continued accretive growth. Though the market remains competitive, we remain confident in our ability to source and acquire high quality medical facilities at attractive yields. We look forward to the balance of the year with confidence as we continue to grow cash flow and create value for our stockholders.”

Financial Results

Rental revenue for the second quarter of 2021 increased 28.0% year-over-year to $28.2 million, reflecting the growth in the Company’s portfolio.

Total expenses for the second quarter were $24.1 million, compared to $20.4 million for the comparable prior year period, primarily reflecting the growth in the Company’s property portfolio. Interest expense for the second quarter was $5.0 million, compared to $4.4 million for the comparable prior year period. This increase is primarily due to higher average borrowings during the quarter which helped fund our property acquisitions.

Net income attributable to common stockholders for the second quarter totaled $2.6 million, or $0.04 per diluted share, compared to $0.2 million, or $0.00 per diluted share, in the comparable prior year period.

The Company reported FFO of $0.22 per share and unit for the second quarter, as compared to $0.19 per share and unit in the comparable prior year period. AFFO was $0.23 per share and unit for the second quarter versus $0.21 per share and unit in the comparable prior year period.

Acquisitions Update

During the second quarter of 2021, the Company completed seven acquisitions, encompassing an aggregate 234,173 leasable square feet, for an aggregate purchase price of $71 million. The properties were purchased at a 7.2% weighted average cap rate.

Since July 1, 2021, the Company completed two acquisitions encompassing 77,693 leasable square feet for an aggregate purchase price of $26.2 million and a weighted average cap rate of 7.4%. To date, the Company has completed 13 acquisitions in 2021, encompassing 432,122 leasable square feet for an aggregate purchase price of $140.0 million and a weighted average cap rate of 7.4%.

Additionally, the Company has three properties under contract for an aggregate purchase price of $23.2 million. The properties are currently in the due diligence period and we can make no assurances that the acquisitions will occur on a timely basis if at all.

Portfolio Update

As of June 30, 2021, the Company’s portfolio was 99.1% occupied and comprised of 4.1 million leasable square feet with an annualized base rent of $96.8 million. The weighted average lease term for the Company’s portfolio was 7.5 years and the weighted average annual rental escalations for the portfolio was 2.1%. As of June 30, 2021, the Company’s portfolio Rent Coverage Ratio (as defined below) was 4.4 times.

Balance Sheet

During the three and six months ended June 30, 2021, the Company issued 3.4 million and 14.7 million shares of its common stock, respectively, generating gross proceeds of $51.2 million and $201.3 million, respectively. These issuances include:

•	an underwritten offering of 8.6 million shares at an offering price of $13.30 per share that generated gross proceeds of $114.7 million that closed on March 18, 2021, and
•	6.1 million shares issued through our ATM offering program that generated gross proceeds of $86.6 million. Our first quarter ATM issuances totaled 2.7 million shares at an average offering price of $13.07 per share, for gross proceeds of $35.4 million, and our second quarter ATM issuances totaled 3.4 million shares at an average offering price of $15.27 per share, for gross proceeds of $51.2 million.

As a result of these equity issuances the Company reduced its leverage from 52% at December 31, 2020 to 41% at both March 31 and June 30, 2021.

As previously announced, on May 3, 2021, the Company amended and restated its credit facility to, among other things, (i) increase the facility’s overall capacity by $150 million to $750 million, consisting of a $400 million revolver component and a $350 million term loan component, (ii) reduce its borrowing costs across its pricing grid, (iii) convert to an unsecured facility, and (iv) extend the initial maturity date of the revolver component of the facility to four years (with two, six-month extension options) and the maturity date of the term loan component to five years. The amended and restated credit facility also contains a $500 million accordion feature.

At June 30, 2021, total debt outstanding, including outstanding borrowings on the Credit Facility and notes payable (both net of unamortized debt issuance costs), was $506.8 million. As of June 30, 2021, the Company’s debt carried a weighted average interest rate of 3.09% and a weighted average remaining term of 4.71 years. As of August 2, 2021, the Company’s unutilized borrowing capacity under the revolver was approximately $265 million.

Dividends

On June 10, 2021, the Board of Directors declared a $0.205 per share cash dividend to common stockholders of record as of June 24, 2021, which was paid on July 8, 2021, representing the Company’s second quarter 2021 dividend payment to its common stockholders. The Board also declared a $0.46875 per share cash dividend to holders of record as of July 15, 2021 of its Series A Preferred Stock, which was paid on August 2, 2021. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from April 30, 2021 through July 30, 2021.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Wednesday, August 4, 2021 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-877-705-6003

International: 1-201-493-6725

Replay:

An audio replay of the conference call will be posted on the Company’s website.

ABOUT GLOBAL MEDICAL REIT

Global Medical REIT Inc. is net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share.

NON-GAAP FINANCIAL MEASURES

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before non-controlling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and above and below market lease amortization expense), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, (h) management internalization costs and (i) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. The Company’s FFO and AFFO computations may not be comparable to FFO and AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does, or that compute FFO and AFFO in a different manner.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 11% of our portfolio) are excluded from the calculation due to (i) lack of available financial information or (ii) receipt of significant COVID-19 relief funds that may cause reported coverage to differ materially from underlying performance. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes all adjustments are reasonable and necessary.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, expected financial performance (including future cash flows), our ability to source and acquire high quality medical facilities at attractive yields, future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Stephen Swett

stephen.swett@icrinc.com

203.682.8377

Global Medical REIT Inc.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	June 30, 2021	December 31, 2020
Assets
Investment in real estate:
Land	$145,424	$128,857
Building	931,510	851,427
Site improvements	17,011	15,183
Tenant improvements	53,730	49,204
Acquired lease intangible assets	112,649	98,234
	1,260,324	1,142,905
Less: accumulated depreciation and amortization	(117,720)	(94,462)
Investment in real estate, net	1,142,604	1,048,443
Cash and cash equivalents	5,821	5,507
Restricted cash	6,549	5,246
Tenant receivables, net	4,886	5,596
Due from related parties	265	103
Escrow deposits	5,531	4,817
Deferred assets	23,050	20,272
Derivative asset	137	—
Goodwill	5,903	5,903
Other assets	5,219	5,019
Total assets	$1,199,965	$1,100,906
Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $8,960 and $3,559 at June 30, 2021 and December 31, 2020, respectively	$442,140	$521,641
Notes payable, net of unamortized debt issuance costs of $706 and $835 at June 30, 2021 and December 31, 2020, respectively	64,620	64,937
Accounts payable and accrued expenses	8,080	7,279
Dividends payable	15,251	12,470
Security deposits	4,385	4,340
Derivative liability	13,814	18,086
Other liabilities	5,983	6,171
Acquired lease intangible liability, net	8,437	8,222
Total liabilities	562,710	643,146
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at June 30, 2021 and December 31, 2020, respectively (liquidation preference of $77,625 at June 30, 2021 and December 31, 2020, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 64,197 shares and 49,461 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	64	49
Additional paid-in capital	700,038	504,789
Accumulated deficit	(138,088)	(116,773)
Accumulated other comprehensive loss	(13,784)	(18,219)
Total Global Medical REIT Inc. stockholders' equity	623,189	444,805
Noncontrolling interest	14,066	12,955
Total equity	637,255	457,760
Total liabilities and equity	$1,199,965	$1,100,906

Global Medical REIT Inc.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Rental revenue	$28,200	$22,036	$55,525	$43,569
Other income	61	19	85	135
Total revenue	28,261	22,055	55,610	43,704

Expenses
General and administrative	4,285	1,643	8,667	3,482
Operating expenses	3,303	2,336	6,991	4,639
Management fees – related party	—	2,021	—	4,024
Depreciation expense	8,292	6,593	16,140	12,429
Amortization expense	3,135	2,348	6,140	4,269
Interest expense	5,020	4,375	10,057	8,752
Management internalization expense	—	920	—	1,424
Preacquisition expense	62	147	128	196
Total expenses	24,097	20,383	48,123	39,215

Net income	$4,164	$1,672	$7,487	$4,489
Less: Preferred stock dividends	(1,455)	(1,455)	(2,911)	(2,911)
Less: Net income attributable to noncontrolling interest	(156)	(13)	(268)	(120)
Net income attributable to common stockholders	$2,553	$204	$4,308	$1,458

Net income attributable to common stockholders per share – basic and diluted	$0.04	$0.00	$0.08	$0.03

Weighted average shares outstanding – basic and diluted	61,194	45,404	56,956	44,793

Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$4,164	$1,672	$7,487	$4,489
Less: Preferred stock dividends	(1,455)	(1,455)	(2,911)	(2,911)
Depreciation and amortization expense	11,399	8,941	22,225	16,698
FFO	$14,108	$9,158	$26,801	$18,276
Amortization of above market leases, net	85	157	145	403
Straight line deferred rental revenue	(1,374)	(1,259)	(2,778)	(2,816)
Stock-based compensation expense	1,612	897	3,327	1,819
Amortization of debt issuance costs and other	505	319	930	634
Management internalization expense	—	920	—	1,424
Preacquisition expense	62	147	128	196
AFFO	$14,998	$10,339	$28,553	$19,936

Net income attributable to common stockholders per share – basic and diluted	$0.04	$—	$0.08	$0.03
FFO per share and unit	$0.22	$0.19	$0.44	$0.38
AFFO per share and unit	$0.23	$0.21	$0.47	$0.41

Weighted Average Shares and Units Outstanding – basic and diluted	65,113	48,515	60,705	48,169

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	61,194	45,404	56,956	44,793
Weighted Average OP Units	1,753	2,023	1,759	2,398
Weighted Average LTIP Units	2,166	1,088	1,990	978
Weighted Average Shares and Units Outstanding – basic and diluted	65,113	48,515	60,705	48,169